News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

CROWN HOLDINGS, INC. REPORTS THIRD QUARTER 2018 RESULTS

Yardley, PA - October 17, 2018. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the third quarter ended September 30, 2018.

Third Quarter Highlights

•	Earnings per share $1.23 versus $1.32 in 2017

•	Adjusted earnings per share $1.71 for the quarter versus $1.46 in 2017; $4.20 YTD versus $3.39 in 2017

•	Global beverage can volumes grew 3% in the quarter and 4% year-to-date

•	Free cash flow guidance affirmed

•	Transit Packaging integration and performance on plan

Net sales in the third quarter were $3,174 million compared to $2,468 million in the third quarter of 2017 reflecting the impact of the Signode acquisition, an increase in beverage can volumes and the pass through of higher material costs to customers.

Income from operations was $365 million in the quarter compared to $328 million in the third quarter of 2017. Segment income increased to $415 million in the third quarter compared to $352 million in the prior year third quarter primarily due to the Signode acquisition.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “The Company’s performance was solid, and we remain on plan for the remainder of the year.  Growth in our global beverage can businesses continued to be robust, offsetting soft European food can volumes reflecting the extremely challenging weather conditions which resulted in poor harvest yields. Growth in beverage cans is underpinned by the can’s increasing popularity among customers and consumers due to its many inherent benefits, including being the world’s most sustainable form of beverage packaging.

“Equally important, our global growth projects remain on schedule.  We commenced production in July at a new one-line beverage can plant in Yangon, Myanmar.  The first line of the beverage can plant in Valencia, Spain began operations in October, with the second line to begin in December.  We will also start up a third beverage can line at the Company’s existing plant in Phnom Penh, Cambodia in November.

“We continue to expect the combined results of our business portfolio will generate significant cash this year and next which will be used, as planned, to reduce the floating rate portion of our debt.”

Interest expense was $105 million in the third quarter of 2018 compared to $64 million in 2017 primarily due to higher outstanding debt from borrowings incurred to finance the Signode acquisition.

Net income attributable to Crown Holdings in the third quarter was $164 million compared to $177 million in the third quarter of 2017. Reported diluted earnings per share were $1.23 in the third quarter of 2018 compared to $1.32 in 2017. Adjusted diluted earnings per share increased to $1.71 over the $1.46 in 2017.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Nine Month Results
Net sales for the first nine months of 2018 increased to $8,417 million compared to $6,530 million in the first nine months of 2017 primarily due to the impact of the Signode acquisition, increased beverage can volumes, the pass through of higher material costs to customers and $187 million of favorable currency translation.

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Income from operations was $878 million in the first nine months of 2018 compared to $812 million in the prior year period. Segment income for the nine months increased to $1,049 million over the $873 million in 2017 reflecting the Signode acquisition.

Interest expense was $282 million for the first nine months of 2018 compared to $187 million in 2017 primarily due to higher outstanding debt from borrowings incurred to finance the Signode acquisition.

Net income attributable to Crown Holdings in the first nine months of 2018 was $386 million compared to $412 million in the first nine months of 2017.  Reported diluted earnings per share were $2.88 compared to $3.02 in 2017.  Adjusted diluted earnings per share increased to $4.20 over the $3.39 in 2017.

Outlook
The Company currently expects fourth quarter adjusted diluted earnings to be in the range of $0.97 to $1.02 per share.

The adjusted effective income tax rate for the full year of 2018 is expected to be between 25% and 26%. Adjusted free cash flow, as defined below, is currently expected to be approximately $625 million for 2018 and $775 million for 2019, unchanged from prior guidance.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow as the principal measure of its liquidity. The Company considers both of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Reconciliations of estimated adjusted diluted earnings per share for the fourth quarter and full year of 2018 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring costs, asset impairment charges, acquisition related costs including fair value adjustments to inventory, asbestos-related charges, losses from early extinguishment of debt, the tax impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted free cash flow provides a meaningful measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income and adjusted diluted earnings per share are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income and adjusted diluted earnings per share can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, October 18, 2018 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (630) 395-0194 or toll-free (888) 324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on October 25. The telephone numbers for the replay are (203) 369-1045 or toll free (866) 439-3740.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the continuation of performance and market trends in 2018, including customer and consumer preference for beverage cans and increasing global beverage can demand; the Company’s ability to successfully complete and begin production at capacity expansion projects within expected timelines and budgets in Cambodia and Spain; the Company’s ability to successfully manage other projects; the Company’s ability to generate expected earnings and cash flow in 2018 and 2019; and the successful integration of Signode that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2017 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Edward Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

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Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017 (1)	2018	2017 (1)
Net sales	$3,174	$2,468	$8,417	$6,530

Cost of products sold	2,530	1,972	6,804	5,235
Depreciation and amortization	127	63	305	183
Selling and administrative expense	153	89	402	270
Restructuring and other	(1)	16	28	30
Income from operations (2)	365	328	878	812

Other pension and postretirement	(13)	(19)	(47)	(43)
Foreign exchange	(14)	—	14	4
Earnings before interest and taxes	392	347	911	851
Interest expense	105	64	282	187
Interest income	(6)	(4)	(17)	(10)
Loss from early extinguishment of debt	—	—	—	7
Income before income taxes	293	287	646	667
Provision for income taxes	102	79	196	178
Equity earnings	2	—	3	—
Net income	193	208	453	489
Net income attributable to noncontrolling interests	(29)	(31)	(67)	(77)
Net income attributable to Crown Holdings	$164	$177	$386	$412

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.23	$1.32	$2.89	$3.03
Diluted	$1.23	$1.32	$2.88	$3.02

Weighted average common shares outstanding:
Basic	133,729,731	134,020,310	133,608,065	135,906,571
Diluted	133,849,368	134,415,656	133,816,005	136,394,239
Actual common shares outstanding	135,190,167	134,274,620	135,190,167	134,274,620

(1) Prior year results have been restated to reflect new accounting guidance on the presentation of pension and postretirement expense in the statement of operations.

(2) A reconciliation from income from operations to segment income follows.

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Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges, provisions for asbestos and restructuring and other, the impact of fair value adjustments to inventory acquired in an acquisition, and the timing impact of hedge ineffectiveness.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Income from operations	$365	$328	$878	$812
Intangibles amortization	51	9	103	29
Fair value adjustment to inventory (1)			40
Provision for restructuring and other	(1)	16	28	30
Impact of hedge ineffectiveness (1)		(1)		2
Segment Income	$415	$352	1,049	873

(1) Included in cost of products sold

Segment Information

Net Sales	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Americas Beverage	$872	$763	$2,478	$2,166
European Beverage	418	428	1,194	1,133
European Food	623	639	1,565	1,477
Asia Pacific	321	300	990	865
Transit Packaging	585		1,205
Total reportable segments	2,819	2,130	7,432	5,641
Non-reportable segments (2)	355	338	985	889
Total net sales	$3,174	$2,468	$8,417	$6,530

Segment Income (3)

Americas Beverage	$125	$129	$336	$342
European Beverage	66	77	180	198
European Food	90	100	231	222
Asia Pacific	46	40	137	124
Transit Packaging	81		175
Total reportable segments	408	346	1,059	886
Non-reportable segments (2)	40	39	102	101
Corporate and other unallocated items	(33)	(33)	(112)	(114)
Total segment income	$415	$352	$1,049	$873

(2) Includes the Company's food can and closures businesses in North America, aerosol can businesses in North America and Europe, promotional packaging business in Europe, and tooling and equipment operations in the U.S. and United Kingdom.

(3) Prior year segment income has been restated to reflect new accounting guidance on the presentation of pension and postretirement expense and the Company’s revised policy to exclude intangibles amortization charges from segment income. A reconciliation from 2017 segment income to amounts previously reported is included below.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$164	$1.23	$177	$1.32	$386	$2.88	$412	$3.02
Intangibles amortization (1)	51	0.38	9	0.07	103	0.77	29	0.21
Fair value adjustment to inventory (2)					40	0.30
Restructuring and other (3)	(1)	(0.01)	12	0.09	28	0.21	26	0.19
Impact of hedge ineffectiveness (4)			(1)	(0.01)			2	0.01
Acquisition costs (5)					24	0.18
Loss from early extinguishment of debt (6)							7	0.05
Income taxes and noncontrolling interests (7)	15	0.11	(1)	(0.01)	(19)	(0.14)	(14)	(0.09)
Adjusted net income/diluted earnings per share	$229	$1.71	$196	$1.46	$562	$4.20	$462	$3.39

Effective tax rate as reported	34.8%		27.5%		30.3%		26.7%

Adjusted effective tax rate (8)	25.4%		26.1%		25.4%		26.3%
Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the third quarter and first nine months of 2018, the Company recorded charges of $51 million ($38 million net of tax) and $103 million ($76 million net of tax) for intangibles amortization arising from acquisitions, including its acquisition of Signode in the second quarter of 2018.  In the third quarter and first nine months of 2017, the Company recorded charges of $9 million ($7 million net of tax) and $29 million ($21 million net of tax) for intangibles amortization.

(2)
In the second quarter of 2018, the Company recorded a charge of $40 million ($29 million net of tax) in cost of products sold for fair value adjustment related to the sale of inventory acquired in its acquisition of Signode.

(3)
In the third quarter and first nine months of 2018, the Company recorded net restructuring and other charges of $12 million ($10 million net of tax) and $34 million ($31 million net of tax) including $22 million of transaction costs for the nine months in connection with its acquisition of Signode.  In the third quarter and first nine months of 2017, the Company recorded restructuring and other charges of $3 million ($3 million net of tax) and $23 million ($18 million net of tax) primarily due to the settlement of a litigation matter related to Mivisa that arose prior to its acquisition by Crown in 2014, and $4 million of curtailment gain reported in other pension and postretirement.

In the third quarter and first nine months of 2018, the Company recorded gains of $13 million ($11 million net of tax) and $6 million ($5 million net of tax) for asset sales and impairments.  In the third quarter and first nine months of 2017, the Company recorded charges of $9 million ($9 million net of tax) and $3 million ($4 million net of tax) for asset sales and impairments.

(4)
In the third quarter and first nine months of 2017, the Company recorded benefits of $1 million (less than $1 million net of tax) and charges of $2 million ($2 million net of tax) in cost of products sold related to the timing impact of hedge ineffectiveness caused primarily by volatility in the metal premium component of aluminum prices.

(5)
In the first quarter of 2018, the Company recorded a charge of $15 million ($10 million net of tax) for net losses arising from its hedge of the U.S. dollar purchase price of its acquisition of Signode.  Also in the first quarter, the Company incurred net charges of $9 million ($7 million net of tax) for pre-acquisition interest carrying costs on borrowings to finance the acquisition.

(6)
In the second quarter of 2017, the Company recorded a charge of $7 million ($5 million net of tax) for the write off of deferred financing fees in connection with the refinancing of its term loan and revolving credit facilities.

(7)
In the third quarter and first nine months of 2018, the Company recorded income tax and noncontrolling interest benefits of $13 million and $47 million related to the items described above. Also in the third quarter of 2018, the Company recorded charges of $28 million related to taxes on the distribution of foreign earnings, including an adjustment for the impact of the “Tax Cut and Jobs Act”. In the third quarter and first nine months of 2017, the Company recorded income tax benefits of $1 million and $14 million related to the items described above.

(8)	Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdictions.

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Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

September 30,	2018	2017
Assets
Current assets
Cash and cash equivalents	$298	$374
Receivables, net	1,968	1,098
Inventories	1,639	1,430
Prepaid expenses and other current assets	193	251
Total current assets	4,098	3,153

Goodwill and intangible assets, net	6,753	3,562
Property, plant and equipment, net	3,722	3,066
Other non-current assets	762	715
Total	$15,335	$10,496

Liabilities and equity
Current liabilities
Short-term debt	$53	$50
Current maturities of long-term debt	89	68
Accounts payable and accrued liabilities	3,459	2,919
Total current liabilities	3,601	3,037

Long-term debt, excluding current maturities	8,928	5,114
Other non-current liabilities	1,496	1,233

Noncontrolling interests	369	314
Crown Holdings shareholders' equity	941	798
Total equity	1,310	1,112
Total	$15,335	$10,496

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine months ended September 30,	2018	2017

Cash flows from operating activities
Net income	$453	$489
Depreciation and amortization	305	183
Restructuring and other	28	30
Pension expense	8	14
Pension contributions	(14)	(46)
Stock-based compensation	17	16
Working capital changes and other	(1,029)	(956)
Net cash used for operating activities (1)	(232)	(270)

Cash flows from investing activities
Capital expenditures	(305)	(282)
Beneficial interest in transferred receivables	490	758
Acquisition of business, net of cash acquired	(3,912)
Proceeds from sale of assets	27
Other	(19)	(12)
Net cash provided by/(used for) investing activities	(3,719)	464

Cash flows from financing activities
Net change in debt	3,999	(24)
Dividends paid to noncontrolling interests	(18)	(68)
Common stock repurchased	(4)	(339)
Debt issue costs	(70)	(15)
Other, net	(5)	46
Net cash provided by/(used for) financing activities	3,902	(400)

Effect of exchange rate changes on cash and cash equivalents	(32)	16

Net change in cash and cash equivalents	(81)	(190)
Cash and cash equivalents at January 1	435	576

Cash and cash equivalents at September 30 (2)	$354	$386

(1) Adjusted free cash flow is defined by the Company as net cash used for operating activities plus beneficial interest in transferred receivables less capital expenditures and certain other items. A reconciliation from net cash used for operating activities to adjusted free cash flow for the three and nine months ended September 30, 2018 and 2017 follows.

(2)	Cash and cash equivalents includes $56 and $12 of restricted cash at September 30, 2018 and 2017.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net cash used for operating activities	$260	$205	$(232)	$(270)
Beneficial interest in transferred receivables (3)	155	251	490	758
Acquisition costs			22
Adjusted cash used for operating activities	415	456	280	488
Capital expenditures	(105)	(82)	(305)	(282)
Adjusted free cash flow	$310	$374	$(25)	$206

(3) Prior year cash flow has been restated to reflect new accounting guidance related to the classification of certain cash receipts associated with the Company’s receivable securitization programs. Certain receipts previously reported in cash from operations are now reported in cash from investing activities as “Beneficial interest in transferred receivables”.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation of 2017 Segment Income to Amounts Previously Reported

Third Quarter 2017 Segment Income (1)
	As			As
	Previously	Pension and	Intangibles	Currently
Segment	Reported	Postretirement	Amortization	Reported
Americas Beverage	$131	$(6)	$4	$129
European Beverage	78	(1)		77
European Food	96		4	100
Asia Pacific	40			40
Non-reportable	43	(5)	1	39
Corporate and unallocated	(30)	(3)		(33)
Total segment income	$358	$(15)	$9	$352

YTD 2017 Segment Income (1)
	As			As
	Previously	Pension and	Intangibles	Currently
Segment	Reported	Postretirement	Amortization	Reported
Americas Beverage	$345	$(18)	$15	$342
European Beverage	201	(3)		198
European Food	210		12	222
Asia Pacific	124			124
Non-reportable	113	(14)	2	101
Corporate and unallocated	(110)	(4)		(114)
Total segment income	$883	$(39)	$29	$873

(1) Prior year segment income has been restated to reflect new accounting guidance on the presentation of pension and postretirement expense and the Company's revised policy to exclude intangibles amortization charges from segment income.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Comparative Results for Signode

	Revenue		Segment Income		Depreciation (1)
	2018	2017	2018	2017	2018	2017
Q1	$588	$526	$79	$76	$13	$12
Q2	620	575	94	80	14	13
Q3	585	565	81	82	15	12
Q4		566		82		13
		$2,232		$320		$50

(1)	Amount of depreciation expense included in segment income, including acquisition step-up depreciation in 2018.